Exhibit 99.1

Chimera Investment Corporation Reports 1st Quarter Core EPS of $0.27; Successfully Managing Through Challenging Market Conditions

NEW YORK--(BUSINESS WIRE)--Chimera Investment Corporation (NYSE: CIM) today reported Core Earnings for the quarter ending March 31, 2008 of $10.1 million or $0.27 per average share as compared to Core Earnings of $1.3 million or $0.03 per average share for the period commencing November 21, 2007 and ending December 31, 2007. “Core Earnings” is a non-GAAP measure that approximates distributable income, and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, unrealized gains and losses, realized gains and losses on sales and terminations of interest rate swaps and other items that do not affect realized net income, regardless of whether such items are included in other comprehensive income or loss, or in net income. The Company reported a GAAP loss for the quarter ending March 31, 2008 of $54.9 million or $1.46 per average share as compared to a GAAP loss of $2.9 million or $0.08 per average share for the period commencing November 21, 2007 and ending December 31, 2007.

At March 31, 2008 the Company recorded unrealized losses on interest rate swaps of $31.5 million as compared to unrealized losses of $4.2 million at December 31, 2007. During the quarter ending March 31, 2008, the Company sold investments of $394.2 million resulting in realized losses of $32.8 million. The Company had no sales of investments during the period commencing November 21, 2007 and ending December 31, 2007.

The Company declared common dividends for the quarter ending March 31, 2008 of $0.26 per share as compared to $0.025 per share for the period commencing November 21, 2007 and ending December 31, 2007. The annualized dividend yield on the Company’s common stock for the quarter, based on the March 31, 2008 closing price of $12.30, was 8.46%. On a Core Earnings basis, the Company provided an annualized return on average equity of 8.44% for the quarter ending March 31, 2008 as compared to 2.10% for the period commencing November 21, 2007 and ending December 31, 2007. On a GAAP basis, the Company provided an annualized return on average equity of (45.86%) for the quarter ending March 31, 2008 and provided an annualized return on average equity of (4.87%) for the period commencing November 21, 2007 and ending December 31, 2007.

Subsequent to quarter-end, the Company completed a $619.7 million securitization, a long-term financing transaction whereby it securitized its then-current inventory of unsecuritized loans. In this transaction, the Company sold approximately $536.9 million of AAA-rated fixed and floating rate bonds to third party investors, and retained approximately $46.3 million of AAA-rated mezzanine bonds and $36.5 million in subordinated bonds.

Matthew J. Lambiase, Chief Executive Officer and President of Chimera, commented on the quarter’s results. “The challenges and opportunities for Chimera are reflected in the results for the first quarter. Specifically, market conditions were volatile, as heavy dealer inventories, fears of distressed selling and general illiquidity, combined with tighter financing conditions, resulted in a significant asset value downdraft. No one was immune from these conditions, although Chimera was fortunate to have only just begun its acquisition process. Nevertheless, we sold certain assets in order to reduce exposure and recorded mark-to-market losses on other assets in the portfolio. While we were compelled to make difficult decisions to manage through these exceptionally challenging markets, we believe that we have positioned the Company to take advantage of the opportunities afforded by these conditions. Moreover, markets have calmed somewhat since quarter-end, as policymakers have taken a more aggressive approach to deal with the situation and financial institutions have accelerated their recapitalization process. These changes should have a positive impact on the types of assets owned by Chimera.”

For the quarter ending March 31, 2008, the annualized yield on average earning assets was 6.63% and the annualized cost of funds on the average repurchase balance was 4.23% for an interest rate spread of 2.40%. This is a 46 basis point increase over the 1.94% annualized interest rate spread for the period commencing November 21, 2007 and ending December 31, 2007. At March 31, 2008, the weighted average yield on assets was 6.32% and the weighted average cost of funds was 4.67%. For the period commencing November 21, 2007 and ending December 31, 2007, the annualized yield on average earning assets was 7.02% and the cost of funds on the average repurchase balance was 5.08%. At December 31, 2007, the weighted average yield on assets was 6.62% and the weighted average cost of funds was 5.02%. Leverage at March 31, 2008 was 3.4:1, in comparison to 0.5:1 at December 31, 2007.

Adjustable rate mortgage-backed securities comprised 74.0% of the Company’s portfolio at March 31, 2008. The balance of the portfolio was comprised of 4.1% fixed rate mortgage-backed securities, 10.7% adjustable rate residential mortgage loans and 11.2% fixed rate residential mortgage loans. At March 31, 2008, the Company had entered into interest rate swaps with a notional amount of $1.6 billion. The purpose of the swaps is to mitigate the risk of rising interest rates that affect the Company’s cost of funds.

The following table summarizes portfolio information for the Company:

	For the Quarter Ended March 31, 2008	November 21, 2007 through December 31, 2007
Leverage at period-end	3.4:1	0.5:1
Adjustable-rate mortgage-backed securities as % of portfolio	74.0%	81.8%
Fixed-rate mortgage-backed securities as % of portfolio	4.1%	5.7%
Adjustable-rate residential mortgage loans as % of portfolio	10.7%	3.8%
Fixed-rate residential mortgage loans as % of portfolio	11.2%	8.7%
Annualized yield on average earning assets during the period	6.63%	7.02%
Annualized cost of funds on average repurchase balance during the period	4.23%	5.08%
Annualized interest rate spread during the period	2.40%	1.94%
Weighted average yield on assets at period-end	6.32%	6.62%
Weighted average cost of funds at period-end	4.67%	5.02%

The Company’s portfolio is comprised entirely of high credit quality mortgage-backed securities and whole residential mortgage loans. At March 31, 2008 and December 31, 2007, the Company’s mortgage-backed securities portfolio was composed of AAA-rated securities and its mortgage loan portfolio had no loans 60 days delinquent. During the quarter ending March 31, 2008 the Company recorded a $1.2 million loan loss provision in general and administrative expenses as compared to an $81 thousand loan loss provision recorded for the period commencing November 21, 2007 and ending December 31, 2007. The Company discontinues accrual of income on loans that become 60 days delinquent until such time as the loan again becomes performing. At March 31, 2008 there are no non-performing loans.

The Constant Prepayment Rate was 8% during the quarter ending March 31, 2008 as compared to 14% during the period commencing November 21, 2007 and ending December 31, 2007. The weighted average cost basis was 99.7 as of March 31, 2008 as compared to 99.0 at December 31, 2007. The net amortization of premiums and accretion of discounts on investments for the quarter ending March 31, 2008 was $615 thousand as compared to $98 thousand for the period commencing November 21, 2007 and ending December 31, 2007. The total net discount remaining unaccreted at March 31, 2008 was $4.1 million as compared to $13.1 million at December 31, 2007.

General and administrative expenses, including the base management fee, as a percentage of average interest earning assets were 1.23% and 1.79% for the quarter ending March 31, 2008 and the period commencing November 21, 2007 and ending December 31, 2007, respectively. At March 31, 2008 and December 31, 2007, the Company had a common stock book value per share of $11.11 and $14.29, respectively.

Chimera is a specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 37,744,918 shares of common stock outstanding.

The Company will hold the first quarter 2008 earnings conference call on Tuesday, May 6, at 10:00 a.m. EDT. The number to call is 888-680-0869 for domestic calls and 617-213-4854 for international calls and the pass code is 12130018. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 62172038. The replay is available for 48 hours after the earnings call. There will be a web cast of the call on www.chimerareit.com. If you would like to be added to the e-mail distribution list, please visit www.chimerareit.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our absence of an operating history, our use of leverage, changes in the yield curve, the availability of mortgage loans, mortgage-backed securities and other real estate assets for purchase, changes in the market value of our assets, our ability to obtain financing and the terms of financing, general volatility of the securities markets in which we invest, interest rate mismatches between our assets and our borrowings used to fund such purchases, changes in interest rates and mortgage prepayment rates, effects of interest rate caps on our adjustable-rate mortgage-backed securities, rates of default or decreased recovery rates on our investments, prepayments of mortgage assets and the mortgage and other loans underlying our mortgage-backed or other asset-backed securities, the degree to which our hedging strategies may or may not protect us from interest rate volatility, changes in governmental regulations, tax law and rates and similar matters, market trends in our industry, interest rates, the debt securities markets or the general economy, and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CHIMERA INVESTMENT CORPORATION STATEMENT OF FINANCIAL CONDITION (dollars in thousands, except per share data)

	March 31, 2008 (unaudited)	December 31, 2007(1)

ASSETS

Cash and cash equivalents	$91,370	$6,026
Restricted cash	102,834	1,350
Reverse repurchase agreements	-	265,000
Mortgage-Backed Securities, at fair value	1,229,780	1,124,290
Loans held for investment, net of allowance for loan losses of $1.3 million and $81 thousand, respectively	361,594	162,371
Receivable for investments sold	113,581	-
Accrued interest receivable	9,993	6,036
Other assets	892	563

Total assets	$1,910,044	$1,565,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Repurchase agreements	$1,439,534	$270,584
Payable for investments purchased	-	748,920
Accrued interest payable	3,207	415
Dividends payable	9,814	943
Accounts payable and other liabilities	2,528	1,729
Interest rate swaps, at fair value	35,649	4,156

Total liabilities	1,490,732	1,026,747

Stockholders’ Equity:
Common stock: par value $.01 per share; 500,000,000 authorized, 37,744,918 and 37,705,563 outstanding, respectively	377	377
Additional paid-in capital	532,818	532,208
Accumulated other comprehensive income	(45,285)	10,153
Accumulated deficit	(68,598)	(3,849)

Total stockholders’ equity	419,312	538,889

Total liabilities and stockholders’ equity	$1,910,044	$1,565,636

(1) Derived from the audited financial statements at December 31, 2007.

CHIMERA INVESTMENT CORPORATION STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (dollars in thousands, except per share data)

	For the Quarter Ending March 31, 2008 (unaudited)	For the Period November 21 through December 31, 2007(1)

Interest income	$28,194	$3,492

Interest expense	14,022	415

Net interest income	14,172	3,077

Unrealized losses on interest rate swaps	(31,493)	(4,156)
Realized losses on sales	(32,819)	-

Net Investment Income (Expense)	(50,140)	(1,079)

Expenses
Management fee	2,227	1,217
General and administrative expenses	2,565	605
Total expenses	4,792	1,822

Loss before income taxes	(54,932)	(2,901)

Income tax	3	5

Net loss	$(54,935)	$(2,906)

Net loss per share – basic and diluted	$(1.46)	$(0.08)

Weighted average number of shares outstanding - basic and diluted	37,744,486	37,401,737

Net loss	$(54,935)	$(2,906)
Other comprehensive income:
Unrealized (loss) gain on available-for-sale securities	(88,257)	10,153
Reclassification adjustment for realized losses included in income	32,819	-
Other comprehensive income	(55,438)	10,153
Comprehensive income	$(110,373)	$7,247

(1) Derived from the audited financial statements at December 31, 2007.

CONTACT:
Chimera Investment Corporation
Investor Relations
1-866-315-9930
www.chimerareit.com